Park City Group Files Application for NASDAQ Capital Market Listing

PARK CITY, UT “ July 22, 2010 “ Park City Group, Inc. (OTCBB: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that the Company has filed an application to list its common stock on the NASDAQ Capital Market.

"We believe that elevating the listing of our common stock to the NASDAQ Capital Market will be an important step forward in our mission of enhancing shareholder value and complements the record operational progress we are making. As the Park City Group investment story improves, the NASDAQ listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community," said Randall K. Fields, Park City Group's Chairman and CEO.

On July 20, 2010, Park City Group announced that it expects to report significant increases in revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal year 2010. Full year revenue is expected to be approximately $10.9 million, an increase of approximately 82% as compared with approximately $6.0 million in fiscal 2009. Full year adjusted EBITDA, projected to exceed the Company's previously announced goal by nearly 13%, is expected to be approximately $2.6 million, an increase of over 600% as compared with $357,000 pro-forma adjusted (for the Prescient acquisition) EBITDA for fiscal 2009.

The NASDAQ listing application is subject to review and approval by NASDAQ's Listing Qualifications Department to ensure compliance with all NASDAQ Capital Market Standards. Park City Group anticipates the NASDAQ review process to last approximately two months or longer before completion. While the Company intends to satisfy all of NASDAQ's requirements for initial listing, no assurance can be given that its application will be approved. The Company's common stock will continue to trade on the OTC Bulletin Board under its current symbol, PCYG, during the NASDAQ review process.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers' sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world.  Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Park City Group is the only company to provide robust, collaborative supply chain, merchandising and store level solutions for both retailers and suppliers.  Its solutions and services enable retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service.  These innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions.

For more information, go to www.parkcitygroup.com.

Forward-Looking Statement and Financial Performance Disclosures

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City's annual report on Form 10-K for the year ended June 30, 2009 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The projected and unaudited financial results discussed in this press release are preliminary only and are subject to change as a result of the completion of the Company's annual audit. GAAP results are anticipated to be different than projected EBITDA results and those differences are anticipated to be material.

EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges. Although EBITDA and adjusted EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company's management reviews these non-GAAP financial measures internally to evaluate the Company's performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results. For a reconciliation of non-GAAP EBITDA full year financial results for 2009 to GAAP, please visit www.parkcitygroup.com/company/investor-relations.

IR Contact
Jordan M. Darrow

Darrow Associates

(631) 367-1866

jdarrow@darrowir.com